Exhibit 10.6

AMENDMENT TO

SECURITIES SUBSCRIPTION AGREEMENT

This AMENDMENT to the SECURITIES SUBSCRIPTION AGREEMENT (this “Amendment”) is entered into as of July 26, 2022 (the “Effective Date”), by and between Global Star Acquisition I LLC, a Delaware limited liability company (the “Subscriber” or “you”), and Global Star Acquisition, Inc., a Delaware corporation (the “Company,” “we” or “us”).

WHEREAS, the Parties entered into a Securities Subscription Agreement dated February 14, 2022 (the “Original Agreement”).

WHEREAS, the Parties hereto desire to amend the Original Agreement and intend to modify Section 3. Forfeiture of Shares and Section 4. Waiver of Liquidation Distributions; Redemption Rights.

WHEREAS, the Subscriber desires to surrender 575,000 founder shares to the Company for cancellation, for no consideration.

NOW, THEREFORE, in consideration of the promises and mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties agree to amend the Original Agreement as follows:

1.	The Subscriber hereby surrenders 575,000 founder shares to the Company.

2.	Section 3 and Section 4 of the Original Agreement is amended by deleting the existing Section 3 and Section 4 and replacing it in its entirety by the following:

3.	Forfeiture of Shares.

3.1     Partial or No Exercise of the Over-allotment Option. In the event the Over-allotment Option granted to the underwriters of the IPO is not exercised in full, the Subscriber acknowledges and agrees that it (or, if applicable, it and any transferees of Shares) shall forfeit any and all rights to such number of Shares (up to an aggregate of 300,000 Shares and pro rata based upon the percentage of the Over-allotment Option exercised) such that immediately following such forfeiture, the Subscriber (and all other initial stockholders prior to the IPO, if any) will own an aggregate number of Shares (not including (i) any private placement units that are expected to be purchased at the closing of the IPO, (ii) shares of Class A common stock issuable upon exercise of any warrants or (iii) shares of Class A common stock purchased by Subscriber in the IPO or in the aftermarket) equal to 20% of the issued and outstanding shares of the Company’s common stock immediately following the IPO (excluding private placement units that are expected to be purchased at the closing of the IPO and securities expected to be issued to the underwriters for the IPO).

3.2     Termination of Rights as Stockholder. If any of the Shares are forfeited in accordance with this Section 3, then after such time the Subscriber (or successor in interest), shall no longer have any rights as a holder of such forfeited Shares, and the Company shall take such action as is appropriate to cancel such forfeited Shares.

3.3     Share Certificates. In the event an adjustment to the Original Certificate, if any, is required pursuant to this Section 3, then the Subscriber shall return such Original Certificate to the Company or its designated agent as soon as practicable upon its receipt of notice from the Company advising Subscriber of such adjustment, following which a new certificate (the “New Certificate”), if any, shall be issued in such amount representing the adjusted number of Shares held by the Subscriber. The New Certificate, if any, shall be returned to the Subscriber as soon as practicable. Any such adjustment for any Uncertificated Securities held by the Subscriber shall be made in book-entry form.

4.     Waiver of Liquidation Distributions; Redemption Rights.

4.1     In connection with the Shares purchased pursuant to this Agreement, the Subscriber hereby waives any and all right, title, interest or claim of any kind in or to any distributions by the Company from the trust account which will be established for the benefit of the Company’s public stockholders and into which substantially all of the proceeds of the IPO will be deposited (the “Trust Account”), in the event of a liquidation of the Company upon the Company’s failure to timely complete an initial business combination as defined in the Company’s Certificate of Incorporation. For purposes of clarity, in the event the Subscriber purchases shares of Class A common stock in the IPO or in the aftermarket (the “Additional Shares”), any additional Shares of Class A common stock so purchased shall be eligible to receive any liquidating distributions by the Company. However, in no event will the Subscriber have the right to redeem any shares of common stock, both Shares and Additional Shares, into funds held in the Trust Account upon the successful completion of an initial business combination.

4.2     In connection with the Shares purchased pursuant to this Agreement and the Additional Shares, the Subscriber hereby waives any and all right, title, interest or claim of any kind in or to any distributions by the Company from the Trust Account in connection with the approval by the Company’s shareholders of an amendment to the Company’s Certificate of Incorporation: (i) that modifies the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Series A Common shares public shares in connection with an initial business combination or to redeem 100% of our public shares if the Company does not complete its initial business combination within 12 months from the date of the IPO (or up to 21 months from the date of the IPO at the election of the Company pursuant to nine one month extensions subject to satisfaction of certain conditions, including the deposit of up to $264,000 per month or $303,600 per month if the underwriters’ over-allotment option is exercised in full ($0.033 per unit in either case); or (ii) with respect to any other material provision relating to stockholders’ rights or pre-initial business combination activity.

3.     Scope of Amendment. This Amendment is limited to the matters expressly set forth in Section 1 hereof and, except to the extent expressly set forth in Section 1 hereof, all of the provisions of the Original Agreement shall continue in full force and effect,

4.     Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal Laws of the State of Delaware, without giving effect to principles of conflicts of law.

5.     Counterparts’ Facsimile Transmission. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; and it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

If the foregoing accurately sets forth our understanding and agreement, please sign the enclosed copy of this Agreement and return it to us.

Global Star Acquisition, Inc.

By:	/s/ Anthony Ang
Name:	Anthony Ang
Title:	Chief Executive Officer

Global Star Acquisition I LLC

By:	/s/ Ted Kim
Name:	Ted Kim
Title:	Managing Member